Exhibit 99.1
Superior Industries
Reports Third Quarter and Nine Months Results
     VAN NUYS, CALIFORNIA — November 1, 2006 — Superior Industries International, Inc. (NYSE:SUP) today announced financial results for the third quarter and first nine months of 2006.
     “Superior’s restructuring continues, an effort made increasingly urgent by the recent production cuts announced by the Big 3 automakers. They were especially severe in Superior’s important light trucks and SUV platforms in the third quarter,” said President and CEO Steven Borick.
     “During the quarter we completed the previously announced sale of our discontinued suspension components business to Saint Jean Industries. We also announced our decision to close our aluminum wheel manufacturing facility in Johnson City, Tennessee effective in the first quarter of 2007. This is in addition to the restructuring of our wheel manufacturing operation in Van Nuys, California and our chrome plating operation in Fayetteville, Arkansas announced earlier this year. Construction of our third plant in Mexico is nearing completion, and we expect to begin manufacturing wheels at this state-of-the-art facility in the fourth quarter.
     By optimizing our manufacturing capacity and reducing our costs, we are enhancing Superior’s ability to compete effectively in the global aluminum wheel market today and in the future. We remain confident in our strategy, and confident that we have the management and financial resources needed to achieve our objectives,” Borick said.
Third Quarter Results
     For the three months ended September 30, 2006, revenue decreased 2.2% to $174,288,000 compared to $178,289,000 for the third quarter of 2005. Unit wheel shipments decreased 16.4%.
     “Our third quarter results were affected by several factors including our customers’ production schedules, start up costs expensed, the previously announced plant closing and lower tax benefit rates.
     The slow pace of production during the period – the lowest quarterly unit shipment levels for Superior since 1998 – impacted our manufacturing plants’ capacity utilization. The plants were forced to shut down for significant periods, three full weeks in some instances. The full impact of these idle facility costs is included in the current period.
     During the current quarter, the company wrote off start-up costs related to pre production activities for the Company’s third facility in Mexico of approximately $3,400,000. Also, this year’s third quarter results included a pre-tax charge for the impairment of long-lived assets of $4,353,000, or $0.13 per diluted share, related to the planned closure of Superior’s manufacturing facility in Johnson City, Tennessee,” Borick explained.
     The effective tax rates in the third quarter of both years are the result of adjusting the year-to-date June rates to those calculated for the nine months ended September 30. Accordingly, the income tax rate in 2006 was 22.3% (benefit) compared to 40.7% (provision) in the same period a year ago. These rates reflect changes in the estimated annual effective tax rates for the respective fiscal year as calculated at the end of the current quarter, including any changes during the current quarter to the company’s contingency tax reserves.
     SG&A expenses for this year’s third quarter increased to $6,011,000, including non-cash stock-based compensation expense of $656,000 required to be expensed beginning in 2006, compared to SG&A expenses of $5,583,000 for the third quarter of 2005.
     Superior’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $1,108,000 for this year’s third quarter compared to $1,657,000 a year ago.
     Net loss from continuing operations, including the start up expenses and impairment charges discussed above, for the third quarter of 2006 was $8,796,000, or $0.33 per diluted share. This compares to income from continuing operations of $1,736,000, or $0.07 per diluted share, for the third quarter of 2005.
     Net income from the company’s discontinued suspension components business was $1,085,000, or $0.04 per diluted share, for this year’s third quarter. This compares to a net loss of $1,869,000, or $0.07 per diluted share, for the third quarter of 2005. Discontinued operations includes a pre-tax gain of $1.7 million on the sale of the components business.
     Net loss for the third quarter of 2006, including the impact of the items discussed above, was $7,711,000, or $0.29 per diluted share. This compares to net loss for the third quarter of 2005 of $133,000, or $0.00 per diluted share.
     At September 30, 2006, working capital was approximately $236,400,000, including cash and short-term investments of approximately $83,100,000. Superior has no debt.
Nine Months Results
     For the nine months ended September 30, 2006, revenue declined 3.4% to $577,693,000 compared to $598,260,000 for the first nine months of 2005. Unit wheel shipments declined 12.8%.
     SG&A expenses increased to $18,861,000, which included non-cash, stock-based compensation expense of $1,690,000. This compares to SG&A expenses of $15,906,000 for the same period of 2005.
     The company’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $2,699,000 for this year’s first nine months compared to $4,038,000 a year ago.
     Net loss from continuing operations for the first nine months of 2006 was $5,132,000, or $0.19 per diluted share. This compares to income from continuing operations of $20,097,000, or $0.75 per diluted share, for the same period of 2005.
     Net loss for the first nine months of 2006 was $4,494,000, or $0.17 per diluted share. This compares to net income for the first nine months of 2005 of $14,107,000, or $0.53 per diluted share, which included income for the cumulative effect of the change in accounting principle of $1,225,000, or $0.05 per diluted share.
Conference Call
     Superior will host a conference call beginning at 8:00 a.m. PDT (11:00 a.m. EDT) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast. The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s third quarter results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Net Sales	$174,288	$178,289	$577,693	$598,260
Costs and Expenses
Cost of Sales	177,999	173,151	568,005	564,083
Selling and Administrative Expenses	6,011	5,583	18,861	15,906
Impairment of Long-Lived Assets	4,353	—	4,353	—

Income (Loss) From Operations	(14,075)	(445)	(13,526)	18,271

Equity in Earnings of Joint Ventures	1,127	1,645	2,750	4,037
Interest Income, net	1,356	1,331	4,176	3,844
Other Income (Expense), net	277	396	(514)	68

Income (Loss) from Continuing Operations Before Income Taxes	(11,315)	2,927	(7,114)	26,220
Income Tax Benefit (Provision)	2,519	(1,191)	1,982	(6,123)

Income (Loss) from Continuing Operations	$(8,796)	$1,736	$(5,132)	$20,097
Discontinued Operations, net of taxes	1,085	(1,869)	638	(7,215)
Cumulative Effect of Change in Accounting Principle	—	—	—	1,225

Net Income (Loss)	$(7,711)	$(133)	$(4,494)	$14,107

Basic Earnings (Loss) Per Share:
Net Income (Loss) from Continuing Operations	$(0.33)	$0.07	$(0.19)	$0.75
Discontinued Operations	0.04	(0.07)	0.02	(0.27)
Cumulative Effect of Change in Accounting Principle	—	—	—	0.05

Net Income (Loss)	$(0.29)	$(0.00)	$(0.17)	$0.53

Fully Diluted Earnings (Loss) Per Share:
Net Income (Loss) from Continuing Operations	$(0.33)	$0.07	$(0.19)	$0.75
Discontinued Operations	0.04	(0.07)	0.02	(0.27)
Cumulative Effect of Change in Accounting Principle	—	—	—	0.05

Net Income (Loss)	$(0.29)	$(0.00)	$(0.17)	$0.53

Weighted Average and Equivalent Shares Outstanding for Earnings Per Share:
Basic	26,610,000	26,610,000	26,610,000	26,616,000
Diluted	26,610,000	26,610,000	26,610,000	26,623,000

SUPERIOR INDUSTRIES INTERNATIONAL, NC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	September 30
	2006	2005

Current Assets	$356,728	$370,667
Property, Plant and Equipment, net	311,601	310,723
Investments and Other Assets	56,575	68,336

	$724,904	$749,726

Current Liabilities	$120,283	$93,789
Long-Term Liabilities	43,007	52,438
Shareholders’ Equity	561,614	603,499

	$724,904	$749,726